Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

MOORE STEPHENS DOEREN MAYHEW

The Board of Directors
Integral Vision, Inc.

We consent to incorporation herein by reference in this Registration Statement on Form S-8 of Integral Vision, Inc. our report dated March 19, 2003 with respect to the consolidated balance sheets of Integral Vision, Inc. as of December 31, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flow for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Integral Vision, Inc.

Our report dated March 19, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ MOORE STEPHENS DOEREN MAYHEW

Troy, Michigan
March 10, 2004